Exhibit 16.1








April 22, 2005



United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: AFG Enterprises, Inc.
    (formerly In Store Media Systems, Inc.)
    SEC File No.000-28515

Ladies and Gentlemen:

The undersigned Causey Demgen & Moore Inc. previously acted as independent accountants to audit the financial statements of AFG Enterprises, Inc. (formerly In Store Media Systems, Inc. (the "Company"). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4.01 of the Company's Form 8-K dated April 21, 2005, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us. We have no basis on which to agree or disagree with the other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


Dated this 22nd day of April, 2005.

Sincerely,

/s/ Causey Demgen & Moore Inc.

CAUSEY DEMGEN & MOORE INC.
Denver, Colorado